As filed with the Securities and Exchange Commission on October 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRULIEVE CANNABIS CORP.

(Exact name of registrant as specified in its charter)

British Columbia	84-2231905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6749 Ben Bostic Road

Quincy, FL 32351

(Address of Principal Executive Offices) (Zip code)

HARVEST HEALTH & RECREATION INC. 2018 STOCK AND INCENTIVE PLAN

HARVEST HEALTH & RECREATION INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Full title of the plan)

Kim Rivers

Chairman, President and Chief Executive Officer

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, FL 32351

(Name and address of agent for service)

(850) 480-7955

(Telephone number, including area code, of agent for service)

Copies to:

Sean Coyle, Esq. Fox Rothschild LLP 777 S. Flagler Drive Suite 1700 West Tower West Palm Beach, FL 33401 (561) 804-4454	Eric Powers, Esq. Trulieve Cannabis Corp. 6749 Ben Bostic Road Quincy, FL 32351 (850) 480-7955

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Subordinate Voting Shares, no par value
- Subject to outstanding options under the Plan	1,299,912(2)	$42.29(3)	$54,973,278.48	$5,096.02
- Subject to outstanding restricted stock units under the Plan	18,297(4)	$27.69(5)	$506,643.93	$46.97
Total:	1,318,209		$55,479,922.41	$5,142.99

1.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional subordinate voting shares of Trulieve Cannabis Corp. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding subordinate voting shares.

2.

Pursuant to the Arrangement Agreement dated as of May 10, 2021 (the “Arrangement Agreement”), between the Registrant and Harvest Health & Recreation Inc. (“Harvest”), the Registrant acquired Harvest and adjusted certain outstanding options to purchase subordinate voting shares of Harvest under the Harvest Plan resulting in such options becoming exercisable to purchase shares of the Registrant’s subordinate voting shares, subject to the appropriate adjustment to the number of shares. Represents the total number of the Registrant’s subordinate voting shares issuable upon exercise of outstanding stock options granted pursuant to the Harvest Plan.

3.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance upon exercise of outstanding stock options granted pursuant to the Harvest Plan, based on the weighted average exercise price (rounded to the nearest cent) of such outstanding options as of September 29, 2021.

4.

Pursuant to the Arrangement Agreement, the Registrant adjusted certain outstanding restricted stock units representing a contingent right to receive subordinate voting shares of Harvest under the Harvest Plan resulting in such restricted stock units becoming a contingent right to receive the Registrant’s subordinate voting shares, subject to the appropriate adjustment to the number of shares. Represents the total number of the Registrant’s subordinate voting shares issuable upon vesting of restricted stock units granted pursuant to the Harvest Plan as of October 1, 2021.

5.

Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant’s subordinate voting shares reported on the OTCQX Best Market on September 29, 2021, which was $27.69 per share.

EXPLANATORY NOTE

Trulieve Cannabis Corp. (the “Registrant”) and Harvest Health & Recreation Inc. (“Harvest”) entered into an Arrangement Agreement, dated as of May 10, 2021 (the “Arrangement Agreement”), pursuant to which Trulieve acquired all of the outstanding securities of Harvest on October 1, 2021, pursuant to a plan of arrangement under Canadian law (the “Arrangement”). Pursuant to the Arrangement, Trulieve acquired all of the subordinate voting shares of Harvest (“Subordinate Voting Shares”), multiple voting shares of Harvest (“Multiple Voting Shares”) and super voting shares of Harvest (the “Super Voting Shares” and, together with the Subordinate Voting Shares and Multiple Voting Shares, the “Harvest Voting Shares”), issued and outstanding immediately prior to the effective time of the Arrangement. Subject to the terms and conditions set forth in the Arrangement Agreement and Plan of Arrangement, holders of Harvest Voting Shares received 0.1170 of a subordinate voting share of Trulieve (each a “Trulieve Subordinate Voting Share”) (the “Exchange Ratio”), for each Harvest Voting Share outstanding immediately prior to the effective time of the Arrangement, with the Super Voting Shares and Multiple Voting Shares treated on an as if converted basis to Subordinate Voting Shares pursuant to their respective terms. All Harvest equity awards granted under the Harvest Health & Recreation Inc. 2018 Stock Incentive Plan that were outstanding immediately prior to the effective time of the Arrangement were adjusted so that the holder will be entitled to receive Trulieve Subordinate Voting Shares, with the number of shares underlying such award adjusted based on the Exchange Ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, the documents containing such information are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on  Form 10-K, filed with the Commission on March 23, 2021 (File No. 000-56248);

(b) The Registrant’s  proxy statement dated April 20, 2021, filed with the Commission on April 21, 2021 (File No. 000-56248), including any amendments or supplements thereto;

(c) The Registrant’s Quarterly Reports on Form 10-Q, filed with the Commission on May  13, 2021 and August 12, 2021 (in each case, File No. 000-56248);

(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 10, 2021,  June 11, 2021,  July  7, 2021, September  17, 2021, September  30, 2021, September  30, 2021 and October 1, 2021 (in each case, File No. 000-56248); and

(e) The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-56248), filed with the Commission on February 2, 2021, including any amendment or report filed with the Commission hereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of those documents.

Under no circumstances will any information furnished under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, FL 32351

(850) 480-7955

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for Trulieve Cannabis Corp. by DLA Piper (Canada) LLP.

Item 6. Indemnification of Directors and Officers

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia). Under Section 160 of the Business Corporations Act (British Columbia), the Registrant may, subject to Section 163 of the Business Corporations Act (British Columbia):

(a)	indemnify an individual who:

(i)	is or was a director or officer of the Registrant,

(ii)	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the Registrant or (B) at the Registrant’s request, or

(iii)

at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii)

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Business Corporations Act (British Columbia), and subject to Section 163 of the Business Corporations Act (British Columbia), the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Business Corporations Act (British Columbia), the eligible party will repay the amounts advanced.

Under Section 163 of the Business Corporations Act (British Columbia), the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or Articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or Articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party under Section 160(a) of the Business Corporations Act (British Columbia) against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Business Corporations Act (British Columbia), as the case may be, in respect of the proceeding.

Under Section 164 of the Business Corporations Act (British Columbia), and despite any other provision of Part 5, Division 5 of the Business Corporations Act (British Columbia) and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Business Corporations Act (British Columbia), on application of the Registrant or an eligible party, the court may do one or more of the following:

(a)	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

(d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Business Corporations Act (British Columbia); or

(e)	make any other order the court considers appropriate.

Section 165 of the Business Corporations Act (British Columbia) provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Pursuant to Article 20 of the Registrant’s articles relating to indemnification, subject to the Business Corporations Act (British Columbia), the Registrant must indemnify an individual, whom the Registrant’s articles refer to as an “eligible party”, and such eligible party’s heirs and legal personal representatives, against all judgements, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant is or may be joined as a party, or is or may be liable in respect of a judgement, penalty or fine in, or expenses related to, the proceeding. The Registrant’s articles define the term “eligible party” to mean an individual who (i) is or was a director or officer of the Registrant, (ii) is or was a director or officer of another corporation, (A) at a time when that other corporation is or was an affiliate of the Registrant or, (B) at the request of the Registrant, or (iii) at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

Subject to any restrictions in the Business Corporations Act (British Columbia), the Registrant’s articles permit the Registrant to indemnify any person. The Registrant’s articles also permit the Registrant to purchase and maintain insurance against any liability incurred by an individual (or his or her heirs or personal legal representatives) who (i) is or was a director, officer, employee or agent of the Registrant, (ii) is or was a director, officer, employee or agent of another corporation at a time when the other corporation is or was an affiliate of the Registrant, (iii) at the request of the Registrant, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, (iv) at the request of the Registrant, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, where such liability is or was incurred by such individual as such director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant maintains policies of insurance under which coverage is provided to the Registrant’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and under which coverage is provided to the Registrant with respect to payments which the Registrant may make to such directors and officers pursuant to the above indemnification provisions or otherwise.

The Registrant has entered into indemnity agreements with certain of its directors providing for the indemnification described above. The Registrant believes that these limitations on liability are essential to attracting and retaining qualified persons.

Under agreements which may be entered into by the Registrant, certain of its directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this Registration Statement against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit number	Description

3.1	Articles of Trulieve Cannabis Corp., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252052)).

4.1	Subordinate Voting Shares Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-252052)).

4.2	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K (File No. 000-56248)).

4.3‡*	Harvest Health & Recreation Inc. 2018 Stock Incentive Plan.

4.4‡*	Harvest Health & Recreation Inc. Non-Employee Director Compensation Policy

5.1*	Opinion of DLA Piper (Canada) LLP.

23.1*	Consent of MNP LLP.

23.2*	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1).

24.1*	Power of attorney (included on signature page of this Registration Statement).

‡	Management contract or compensatory plan or arrangement.
*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, The State of Florida, on the 6th day of October, 2021.

TRULIEVE CANNABIS CORP.

By:	/s/ Kim Rivers
Kim Rivers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Kim Rivers and Eric Powers as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kim Rivers	Director, President and Chief Executive Officer (Principal Executive Officer)	October 6, 2021
Kim Rivers

/s/ Alex D’Amico	Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2021
Alex D’Amico

/s/ Giannella Alvarez	Director	October 6, 2021
Giannella Alvarez

/s/ Thad Beshears	Director	October 6, 2021
Thad Beshears

	Director	October 6, 2021
Peter Healy

/s/ Richard May	Director	October 6, 2021
Richard May

/s/ Thomas Millner	Director	October 6, 2021
Thomas Millner

/s/ Jane Morreau	Director	October 6, 2021
Jane Morreau

	Director	October 6, 2021
Susan Thronson